Exhibit 8.1
[Letterhead of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP]
February 23, 2007
Prairie Financial Corporation
7661 S. Harlem Avenue
Bridgeview, Illinois 60455
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Integra Bank Corporation, an Indiana corporation (“Integra”), relating to the proposed merger of Prairie Financial Corporation, a Delaware corporation, and a wholly-owned subsidiary of Integra, with Prairie surviving the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
By:	/s/ Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP